Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF STARDUST POWER

The following discussion and analysis of the financial condition and results of operations of Stardust Power Inc. should be read together with our unaudited condensed consolidated financial statements for the three and six months ended June 30, 2024, together with the related notes thereto, included elsewhere in the Current Report on Form 8-K (the “Report”) that this document is attached thereto. The discussion and analysis should also be read together with the “Unaudited Pro Forma Condensed Combined Financial Information” included in the proxy statement and prospectus, dated May 22, 2024 (as subsequently supplemented, the “Proxy Statement/Prospectus”).

Certain of the information contained in this discussion and analysis or set forth elsewhere in the Proxy Statement/Prospectus, including information with respect to plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors,” in our Proxy Statement/Prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section titled “Risk Factors” in our Proxy Statement/Prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements” in our Proxy Statement/Prospectus.

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” or the “Company”, “Stardust” or “Stardust Power” refer to Stardust Power Inc. and its consolidated subsidiary prior to the consummation of the business combination (the “Business Combination”). Terms otherwise not defined herein, have the meaning given to such terms in the Proxy Statement/Prospectus in the section titled “Certain Defined Terms” beginning on page iii thereof, and such definitions are incorporated herein by reference.

Company Overview and History

On December 5, 2022, Stardust Power LLC was organized as a limited liability company in the State of Delaware. On March 16, 2023, Stardust Power Inc. was organized as a C Corp. in the State of Delaware with operations commencing on March 16, 2023. The ownership interests of Stardust Power LLC were subsequently transferred to Stardust Power Inc., and collectively “the Company” or “Stardust” or “Stardust Power”.

Stardust Power is a U.S.-based development stage battery grade lithium manufacturer designed to foster clean energy independence for America. The Company is in the process of creating capacity to manufacture battery grade lithium products, primarily for the electric vehicle (“EV”) market, by developing a large scale lithium refinery in the USA. Stardust Power seeks to become a sustainable, cost-effective supplier of battery grade lithium products, by its innovative approach in the development of a large central refinery optimized for multiple inputs of lithium brine inputs (the “Facility”) in Oklahoma.

Stardust Power intends to source lithium brine feedstock from various suppliers and may make investments upstream to secure additional feedstock. We seek to sell our products to EV manufacturers as our primary market, with potential applications in other areas such as battery manufacturers, the U.S. military, and OEMs.

Some of the key driving factors are the demand for battery grade lithium products, fueled largely by the demand and production of electric vehicles and automotive OEMs and battery manufacturers seeking domestic supply options, leading to demand for minerals used in battery cells, such as lithium, governmental incentives for American manufacturing and evolving geopolitical climate that is creating a national security priority for the U.S. market.

In February 2023, Stardust Power LLC received an illustrative incentive analysis for up to $257 million in performance-based incentives from the State of Oklahoma (covering Phase 1 and 2) and potential federal incentives, which also contained potential for further eligible federal grants. The state incentives were based on initial job creation, equipment procurement, training and recruitment incentives, property tax exemptions, sales tax exemptions, and capital expenditure projections submitted to the Oklahoma Department of Commerce in Q1 of 2023 and could be subject to changes as the Company would progress in setting up the Facility and commercial production of battery grade lithium in the future. These incentives may change based on the actual financial metrics of the Company in the future, which may be lower or higher.

Stardust Power believes that it is well poised to address these opportunities by emerging as a leading, fully integrated domestic lithium supplier, and contribute to restoring American sustainable energy independence, thereby bridging the gap in the domestic supply of battery grade lithium products.

Recent Developments

Purchase and Sale Agreement for Site

On January 10, 2024, Stardust Power and the City of Muskogee entered into a Purchase and Sale Agreement (“PSA”) to purchase the site in Southside Industrial Park, Muskogee, Oklahoma in Port Muskogee for a total of $1,662,030. The closing has not occurred as of the date of this document.

Business Combination

On November 21, 2023, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with GPAC II, a Cayman Islands exempted company, First Merger Sub and Strike Merger Sub II.

On July 8, 2024 (“Closing Date”), the Company completed the transactions contemplated by the Business Combination Agreement. GPAC II deregistered as a Cayman Islands exempted company and domesticated in the state of Delaware as a Delaware corporation. As per the Business Combination Agreement, the First Merger Sub merged into the Company, with the Company being the surviving corporation. Following the First Merger, the Company merged into Second Merger Sub, with Second Merger Sub being the surviving entity. Upon the merger, GPAC II was renamed as Stardust Power Inc. (the “Combined Company”).

As per the Business Combination Agreement:

●	Each share of common stock of Stardust Power (“Stardust Power Common Stock”) issued and outstanding immediately prior to the first effective time converted into the right to receive the number of GPAC II Common Stock equal to the merger consideration divided by the number of shares of the Company fully-diluted stock.
●	Each outstanding Stardust Power Option, whether vested or unvested, automatically converted into an option to purchase a number of shares of GPAC II Common Stock equal to the number of shares of GPAC II Common Stock subject to such Stardust Power Option immediately prior to the first effective time multiplied by the per share consideration.
●	Each share of Stardust Power Restricted Stock outstanding immediately prior to the first effective time converted into a number of shares of GPAC II Common Stock equal to the number of shares of Stardust Power Common Stock subject to such Stardust Power Restricted Stock multiplied by the Per Share Consideration.
●	Additionally, GPAC II will issue five million shares of GPAC II Common Stock to the holders of Stardust Power as additional merger consideration in the event that prior to the eighth (8th) anniversary of the closing of the Business Combination, the volume-weighted average price of GPAC II Common Stock is greater than or equal to $12.00 per share for a period of 20 trading days in any 30-trading day period or there is a change of control.
●	Immediately prior to the Closing of the Business Combination, the SAFEs automatically converted into the 138,393 shares of Stardust Power Common Stock.
●	Immediately prior to the Closing of the Business Combination, the convertible notes automatically converted into 55,889 shares of Stardust Power Common Stock.
●	The Combined Company issued 1,077,541 shares of Combined Company Common Stock in exchange for $10,075,000 of cash in accordance with the terms of the PIPE Subscription Agreement in connection with the Business Combination.

SAFE Note and Convertible Equity Agreement Transactions

On June 6, 2023, the Company received $2,000,000 in cash from a single investor and funded a Simple Agreement for Future Equity on August 15, 2023 (the “August 2023 SAFE”). The funds were received from American Investor Group Direct LLC (“AIGD”), an unrelated third party, through its entity which is currently being managed under the purview of an Investment Management Agreement between them and VIKASA Capital Partners LLC, (or “VCP”) (a related party) in consideration for which VCP is paid investment management fees. Additionally, the August 2023 SAFE provides AIGD with certain rights of conversion upon an equity financing, or cash repayment or other form of repayment upon a change in control or dissolution. On November 18, 2023, the Company amended the August 2023 SAFE (the “amended August 2023 SAFE”), which introduced a discount rate of 20% to (a) the lowest price per share of preferred stock sold in the preferred stock purchase or (b) the listing price of the Combined Company Common Stock upon consummation of a SPAC transaction or IPO. On November 18, 2023, the Company also entered into a second Simple Agreement for Future Equity with AIGD for an aggregate amount of $3,000,000 (the “November 2023 SAFE”) under the same terms and conditions as the amended August 2023 SAFE. On February 23, 2024, the Company entered into a third SAFE with an individual for an aggregate amount of $200,000 (the “February 2024 SAFE, and together with the August 2023 SAFE and the November 2023 SAFE, the “SAFEs”). The SAFEs provide the Company an option to call for additional preferred stock up to $25,000,000 based on the contingent event of SAFE notes conversion and notice issued by the Board, and achievement of certain milestones, for up to 42 months following such conversion.

On March 21, 2024, the Company entered into a Financing Commitment and Equity Line of Credit Agreement with AIGD. The agreement replaced the above contingent commitment feature of the SAFEs granting the Company an option to drawdown up to an additional $15,000,000 on terms similar to the SAFEs prior to the First Effective Time. On April 24, 2024, the Company amended and restated the August 2023 SAFE and the November 2023 SAFE. On May 1, 2024, the Company amended and restated the February 2024 SAFE. These amendments clarify the conversion mechanism in connection with the Business Combination.

The Company entered into the AIGD convertible Equity Agreement on April 24, 2024 for $2,000,000 and additionally entered into separate convertible equity agreements with other individuals for a total of $100,000 in April 2024, based on similar terms to the AIGD convertible Equity Agreement. Immediately prior to the First Effective Time, the cash received pursuant to the convertible Equity Agreements automatically converted into 55,889 shares of Stardust Power Common Stock.

Unsecured Notes with Related Parties

In March 2023, the Company issued unsecured notes to three (3) related parties. These notes payable provided the Company the ability to draw up to $1,000,000 in the aggregate in the following timing: $160,000 until December 31, 2023 and $840,000 until December 31, 2025. As of June 30, 2024, the Company has repaid all the notes payable.

Investment in QX Resources

In October 2023, the Company purchased 13,949,579 ordinary shares (1.26% of the total equity) of QX Resources Limited (“QX Resources”), a limited liability company whose ordinary shares are listed on the Australian Securities Exchange, for $200,000. This investment in the ordinary shares of QX Resources has been made for strategic purposes and specifically with an intention to gain access for conducting feasibility studies for the production of lithium products from the lithium brine surface anomaly identified over the 102 square-kilometer Liberty Lithium Brine Project in SaltFire Flat, California (“the Project”) for which QX Resources has a binding Option to Purchase Agreement and Operating Agreement to earn a 75% interest of the Project from IG Lithium LLC (the “Earn-in venture”). The Company is not a direct party to the Earn-in venture and accordingly has no direct or indirect economic or controlling interest either in the Project or in any of the associated rights originating from the Earn-in venture held by QX Resources. No formal off-take agreement has been executed as of June 30, 2024. Further, no material expenses have been incurred towards the feasibility studies during the three and six months ended June 30, 2024. The Company neither has a controlling financial interest nor does it exercise significant influence over QX Resources. Accordingly, the investment in QX Resources’ ordinary shares does not result in either consolidation or application of equity method of accounting for the Company.

Key Factors Affecting Our Performance

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including competition from other lithium brine and other brine producers, changes to existing federal and state level incentive framework, changes in regulations, and other factors discussed under the section titled “Risk Factors” in our Proxy Statement/Prospectus. We believe the factors described below are key to our success.

Commencing Commercial Operations

We are a development stage company incorporated in March 2023, and post inception, we have executed an exclusive Option Purchase Agreement, effective May 31, 2023, with the city of Muskogee. The CIA, Phase I ESA, Geotechnical Study, and Readiness Assessment of the Site has been conducted, while the feasibility study for construction of an electrical substation is underway, and we may be required to conduct other relevant studies.

Stardust Power is developing a large central refinery in a phased approach. The first phase is the construction of a production line with up to 25,000 tons per annum (“tpa”). The second phase is to add a second production line with up to 25,000 tpa, to create a total capacity of up to 50,000 tpa.

A technological innovation of Stardust Power’s planned refinery is the ability for the Facility to refine different sources of lithium brine inputs. The Facility is being designed to accept lithium brines, of a certain approved chemical composition. It is Stardust Power’s intention that the Facility will be able to dilute and pretreat feedstock as necessary, to ensure that various lithium feedstock can be blended, in order to produce a consistent feedstock. Stardust Power’s strategy is to differentiate itself by screening for a broader set of contaminants, in comparison to other lithium refineries.

Partnership Ecosystem

Our success will depend on whether we can execute and expand our ecosystem of commercial arrangements with additional suppliers of brine and executing agreements with them at favorable terms. The availability of brine for the purpose of extracting lithium is still in a nascent stage and we would require access to multiple sources, as we start commercial production and grow our business. Our management team frequently evaluates current and future sources of supplies, for reliability of supply, geographic locations for logistics and cost efficiency. We would also require to maintain technology arrangements with existing strategic affiliations on whose patented and proprietary processes we depend on, as well as forge new technology affiliations as exploration, extraction and purification processes evolve, to obtain raw materials required to manufacture high-quality lithium suitable for consumption by the EV industry, and other potential usages. These affiliations will enable us to refine and sell battery grade lithium at competitive prices, which in turn helps secure the growth and profitability of our business operations in the long term.

Adequate Capital Raise

The success of our refinery’s activities relating to producing battery grade lithium from brine, and the success of our ability to obtain relevant permits timely, require significant capital investment and financing to fund the initial investment in all aspects of setting up the operations, and subsequently our operating losses, competition from substitute products and services from larger companies, protection of proprietary technology of our strategic partners, and dependence on key individuals.

As a development stage company, Stardust Power needs to raise additional capital to realize its business objectives. Our long-term success is dependent upon our ability to successfully raise additional capital or financing, or successfully enter into strategic partnerships. Until commercial production is achieved from our planned operations, we will continue to incur operating and investing net cash outflows associated with, among other things, maintaining and acquiring exploration properties and undertaking ongoing exploration activities.

Our unaudited condensed consolidated financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not earned any revenue and has been operating at a loss since inception. The Company has an accumulated deficit and stockholders’ deficit. These conditions raise substantial doubt about our ability to continue as a going concern for one year from the issuance of these unaudited condensed consolidated financial statements. The ability of the Company to continue as a going concern is dependent upon management’s plan to raise additional capital from issuance of equity or receive additional borrowings to fund the Company’s operating and investing activities over the next one year. Management intends to finance operations over the next twelve months through additional issuance of equity or borrowings.

Limited Operating History

We have a limited operating history and there is limited historical financial information upon which to base an evaluation of our performance. Our business and financial condition must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operation. As we were incorporated in March 16, 2023, we are unable to present financial information for prior comparable periods, as is customary pursuant to Regulation S-X.

Key Business Metrics, Non-GAAP Measure

Since we have yet to start the construction of our Facility and associated commercial production, we do not have financial information on key business metrics. However, based on our experience and industry knowledge, we expect the following would be key business metrics:

●	Raw material Cost/ton: This includes the input cost of lithium chloride for the plant. As this may be obtained from various sources, the weighted average cost will be calculated to arrive at the raw material cost per ton and reflects the Company’s ability to procure high-quality raw materials at an appropriate price. The weighted average method also helps in calculating the gross margin on a per-ton basis. The technology implemented and the efficiency of the operations are also reflected on the gross margin per ton.

●	Selling Price/ton: This multiple is driven by the demand and supply of the lithium price as well as the efficient operations of the plant. The computation of the selling price may be based on the output sold per long-term contract, which is expected to have a floor and a cap, as well as the spot price on the date of placing a purchase order by the customer, with the Company and the customer sharing the difference between the floor and spot price.

●	Capex/ton: This reflects the Capex incurred on a per-ton basis. It includes both direct and indirect costs. It also has contingency costs built in for any impact on Capex, to account for unforeseen events. The key is to optimize plant efficiency in long-term operations with the appropriate technology and set-up.

●	Opex/ton: This includes the ongoing expenses incurred from the day-to-day running of the operations. It helps in measuring how much profit a company makes on a dollar of sales after paying for variable costs of production, such as wages and raw materials, but before paying interest or tax. The lower multiple reflects the efficient functioning of the management.

●	Capacity Utilization: This measures how much output a plant is producing, compared to its maximum potential output, which is dependent on two key factors: (a) design capacity, which impacts the operational efficiency of the plant, and (b) the plant’s downtime for its maintenance. Timely maintenance is also the key to running any efficient operations.

Further, since we are yet to generate revenue, non-GAAP Measures such as EBITDA and EBITDA margins, cannot be captured currently, but will be stated once we have commenced commercial production and selling of battery grade lithium to our intended customers.

Business and Macroeconomic Conditions

Our business and financial condition has been, and we believe will continue to be, impacted by adverse and uncertain macroeconomic conditions and events, including higher inflation, higher interest rates, supply chain and logistics challenges, banking crises, and fluctuations or volatility in capital markets.

Components of Results of Operation

Revenue

We have not generated any revenue to date. We expect to generate a significant portion of our future revenue from the sale of battery grade lithium primarily to the EV market. We expect that we will enter into long term contracts (typically 10 years), driven by industry dynamics of the EV industry, with a pricing structure at cap and ceiling, and sharing of variable price between customer and Company.

Cost of Goods Sold

We have not sourced any raw material to date. We expect to source brine from lithium producing suppliers including the oil and gas industry as a byproduct of their exploration and extraction process. We are in the process of negotiating with multiple suppliers for brine feedstock, including producers from the oil and gas industry. The length, tenure and pricing of these contracts will depend largely on the type of supply and is expected to vary from supplier to supplier.

Expenses

General and Administrative

General and administrative expense consists of costs to maintain our daily operations and administer the business that are not directly attributable to generating revenue or cost of goods or raw material. These consist primarily of consulting services (including advisory services for organization setup and administrative related services from contractors, consultants), professional services such as accounting advisory, statutory auditor fees, technical consultants, and business consulting, as well as personnel related expenses (including stock-based compensation), legal and book-keeping services, and marketing expenses. We expect our general and administrative expenses will increase in absolute dollars over time as we continue to invest in initially setting up our Facility, recruit more employees, and subsequently in the growth of our business and incur costs associated with being a publicly traded company with respect to compliance with the regulations of the SEC and the Nasdaq Global Market.

Other income/(expense)

Interest expense

Interest expense is comprised of interest payable on short term loans. The Company entered into a financing agreement of $80,800 for the purchase of an insurance policy with First Insurance Funding. The debt is payable in monthly installments of $8,389 per month for 10 months. Payments include a stated interest rate of 8.25% and are secured against a lien on the insurance policy.

Change in fair value of investment in equity securities

Change in fair value of investment in equity securities relates to movements in fair value of investment in equity securities of strategic investments such as the investment in QX Resources, that need to be recorded in the statement of operations for each reporting period, based on readily available quoted prices for such investment.

Change in fair value of SAFE and convertible notes

Change in fair value of SAFE and convertible notes relates to movements in fair value of SAFE notes and convertible notes which have been classified as liability instruments in the financial statements, that need to be recorded in the statement of operations for each reporting period, based on third party valuations carried out at period end.

Provision for Income Taxes

We are constituted as a C-corp and are subject to U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law.

Results of Operations

The following table sets forth our unaudited condensed statements of operations information for the period  indicated:

	Three Months Ended			Six Months Ended	Period from March 16, 2023 (inception) through
	June 30, 2024	June 30, 2023	Changes	June 30, 2024	June 30, 2023	Changes
Revenue	$-	$-	$-	$-	$-	$-

General and administrative expenses	1,267,059	878,796	388,263	2,502,425	1,124,198	1,378,227
Operating Loss	(1,267,059)	(878,796)	(388,263)	(2,502,425)	(1,124,198)	(1,378,227)
Other incomes (expenses)
SAFE note issuance costs	-	(436,647)	436,647	-	(436,647)	436,647
Other transaction cost	-	(416,829)	416,829	-	(416,829)	416,829
Interest expense	(789)	(7,008)	6,219	(2,078)	(7,111)	5,033
Change in fair value of investment in equity securities	(108,014)	-	(108,014)	(162,672)	-	(162,672)
Change in fair value of convertible notes	(471,400)	-	(471,400)	(471,400)	-	(471,400)
Change in fair value of SAFE notes	(847,100)	-	(847,100)	(955,000)	-	(955,000)
Total other expenses	$(1,427,303)	$(860,484)	$(566,819)	$(1,591,150)	$(860,587)	$(730,563)

Net Loss	$(2,694,362)	$(1,739,280)	$(955,082)	$(4,093,575)	$(1,984,785)	$(2,108,790)

The Company was incorporated on March 16, 2023 (inception date), hence the period from March 16, 2023 to June 30, 2023 is not comparable to six months ended June 30, 2024.

Revenues

We did not earn any revenue since inception.

Cost of Goods Sold

We did not manufacture any products, and hence did not incur any direct costs related to production or carrying inventory, since inception.

General and Administrative Expenses

General and administrative expenses primarily attributable to fees for professional consulting fees, mainly comprising formation and organization structure, advisory marketing advisory services and other consulting, legal services and advisory services with respect to the Company’s organization, fees for strategic investments evaluation and employee related compensation expenses representing base salary, benefits and stock-based compensation expense. The details of these expenses are as follows:

	Three months ended			Six Months ended	Period from March 16, 2023 (inception) through
	June 30, 2024	June 30, 2023	Change	June 30, 2024	June 30, 2023	Change
Professional and consulting fees	$312,636	649,201	(336,565)	827,545	795,402	32,143
Legal and book-keeping services	121,654	50,335	71,319	215,598	136,440	79,158
Payroll and related taxes	582,378	67,280	515,098	1,035,409	77,632	957,777
Other	250,391	111,980	138,411	423,873	114,724	309,149
	1,267,059	878,796	388,263	2,502,425	1,124,198	1,378,227

For the three months ended June 30, 2024, general and administrative expenses increased compared to three months ended June 30, 2023, primarily due to higher employee related costs driven by an increase in the number of employees, and an increase in other administrative expenses in line with growth in operations. The increase was partially offset by decrease in fees for professional consulting fees, mainly comprising formation and organization structure advisory, marketing advisory services and other consulting, legal services and advisory services with respect to the Company’s organization incurred in comparative period.

For the six months ended June 30, 2024, general and administrative expenses increased compared to the period March 16, 2023 (inception) to June 30, 2023, primarily due to higher employee related costs driven by an increase in the number of employees, increase in professional services such as accounting advisory, statutory auditor fees, technical consultants and business consulting and an increase in business development and other administrative expenses in line with growth in operations.

Other income/(expense)

SAFE note issuance costs

SAFE note issuance costs of $Nil and $436,647 for the three and six months ended June 30, 2024 and three months ended June 30, 2023 and period since March 16, 2023 (inception) through June 30, 2023, respectively, primarily represent $435,000 of capital advisory services fees paid to related party for sourcing the SAFE note commitment from the investor and $1,647 of legal costs incurred towards setting up and executing the SAFE note agreements.

Other transaction costs

Other transaction costs of $Nil and $416,829 for the three and six months ended June 30, 2024 and three months ended June 30, 2023 and period since March 16, 2023 (inception) through June 30, 2023, respectively, relate to costs that represent fees and expenses, primarily legal expenses associated with evaluation of potential other SPAC merger opportunities that the Company ultimately did not execute, including $100,000 of fees paid to a related party.

Interest Expense

The decrease in interest expense of $6,219 and $5,033 during the three and six months ended June 30, 2024, respectively, is due to repayment of loans from related party in June 2023. Interest expense for the comparative period comprised of interest on notes payable to related parties accrued compounding semi-annually, at the long-term semiannual Federal rate, as established by the Internal Revenue Service, which effectively was 3.71% for the period from March 16, 2023 (inception) to June 30, 2023. The promissory notes were paid off in June 2023.

On November 19, 2023, the Company entered into a financing agreement of $80,800 for the purchase of an insurance policy with First Insurance Funding. The debt is payable in monthly installments of $ 8,389 per month for 10 months. Payments include a stated interest rate of 8.25% and are secured against a lien on the insurance policy.

Change in fair value of investment in equity securities

The decrease in fair value of investment in equity securities of $108,014 and $162,672 during the three and six months ended June 30, 2024, respectively, is due to change in fair value of investment in QXR based on readily available quoted prices for such investment. The Company did not have any such investment in the comparative period.

Change in fair value of SAFE notes

The increase in fair value of SAFE notes of $847,100 and $955,000 during the three and six months ended June 30, 2024, respectively, is due to changes in estimates related to inputs used in the valuation, which have been classified as liability instruments, based on third party valuations as of June 30, 2024. The Company had not issued any such SAFE notes in the comparative period.

Change in fair value of convertible notes

The increase in fair value of convertible notes of $471,400 during the three and six months ended June 30, 2024, is due to changes in estimates related to inputs used in the valuation, which have been classified as liability instruments, based on third party valuations as of June 30, 2024. The Company had not issued any such convertible notes in the comparative period.

Tax Expenses

For the three and six months ended June 30, 2024, three months ended June 30, 2023 and period since March 16, 2023 (inception) through June 30, 2023, the tax expense is $Nil, due to net losses incurred during these periods. We do not carry any deferred tax assets on the balance sheet as at June 30, 2024 and December 31, 2023, primarily due to net operating loss carryforwards resulting from historically incurred net operating losses and full valuations allowance of those losses, as our ability to realize future tax benefits related to these assets is largely dependent upon operational profitability, which is uncertain. As a result of this uncertainty, we have established a full valuation allowance, and have not recognized a net provision or benefit for income taxes in the periods reported.

Net Loss

For the three and six months ended June 30, 2024, the company incurred a net loss of $2,694,362 and $4,093,575, respectively, and for the three months ended June30, 2023 and for the period from March 16, 2023 (inception) through June 30, 2023, the company incurred a net loss of $1,739,280 and $1,984,785, respectively. Since the Company is yet to start commercial production of battery grade lithium, the operating expenses are expected to increase, as the Company starts to recruit more personnel to perform general operational tasks and set up the Facility and executed supply agreements, leading to increased losses.

Liquidity and Capital Resources

Overview

Since inception, we have devoted substantial efforts and financial resources to raising capital and organizing and staffing the Company, and as a result, have incurred significant operating losses. As of June 30, 2024 and December 31, 2023, we had an accumulated deficit of $7.9 million and $3.8 million respectively.

We have not earned any revenue and have been operating at a loss since inception. We have an accumulated deficit and stockholders’ deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of these financial statements. The ability of the Company to continue as a going concern is dependent upon management’s plan to raise additional capital from the issuance of equity or receive additional borrowings to fund the Company’s operating and investing activities over the next one year. Management intends to finance operations over the next twelve months through additional issuance of equity or borrowings.

Liquidity Requirements

Our primary requirements for liquidity and capital are investment in new facilities, new technologies, working capital and general corporate needs. Specifically, in this regard, the total refinery cost, which includes all direct and indirect costs and contingencies needed to build the refinery, has been estimated at $1,165 million. We intend to finance our project cost through a mix of debt, equity and potential government grants. We expect our operational expenditures to increase for the foreseeable future in connection with ongoing and future activities. Specifically, expenditures will increase as we:

●	Secure and build facilities;
●	invest in research and development activities to advance the development of our technologies; and
●	incur additional expenses associated with transitioning to, and operating as, a public company.

Our current and ongoing liquidity requirements will depend on many factors, including: our launch cadence, the timing and extent of spending to support additional development efforts, the introduction of new and enhanced offerings, the continuing market adoption of our offerings, the timing and extent of additional capital expenditures to invest in manufacturing facilities and additional spaceports. In addition, we may, in the future, enter into arrangements to acquire or invest in complementary businesses, business offerings and technologies. However, we do not have agreements or commitments to enter into any such acquisitions or investments at this time.

Sources of Liquidity and Going Concern

We have funded our operations with proceeds from sales of Stardust Power Common Stock, promissory notes, SAFEs and Convertible Equity Agreements. As of June 30, 2024, our promissory notes were fully repaid. To continue as a going concern, we anticipate funding our near-term operations through the sale of equity securities, promissory notes, additional SAFE notes, debt financing or from other capital sources. If adequate funds are not available, we may be required to curtail, delay, or eliminate some or all of our planned activities, or raise additional financing to continue to fund operations, and may not be able to continue as a going concern.

Our unaudited condensed consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a development stage entity having no revenues, has incurred net loss since inception of $7,887,160 and has stockholders’ deficit of $7,710,413 as at June 30, 2024. The Company expects to continue to incur significant costs in pursuit of its operating and investment plans. These costs exceed the Company’s existing cash balance and net working capital. These conditions raise substantial doubt about its ability to continue as a going concern for one year from the issuance of these unaudited condensed consolidated financial statements. The ability of the Company to continue as a going concern is dependent upon management’s plan to raise additional capital from issuance of equity or receive additional borrowings from the existing promissory notes from related parties or additional SAFE or convertible notes financing to fund the Company’s operating and investing activities over the next one year. In this regard, on March 21, 2024, the Company has also signed a Financing Commitment and Equity Line of Credit Agreement with an investor whereby the investor has committed for an additional US $15 million of financing. These unaudited condensed consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in the case of equity financing. Failure to secure adequate financing could have a material adverse effect on the business, operations and financial performance of the combined entity subsequent to the Business Combination.

Promissory Notes

In March 2023, the Company issued unsecured notes to three (3) related parties. The notes payable provided the Company the ability to draw up to $1 million in aggregate in the following timing: $160,000 until December 31, 2023, and $840,000 until December 31, 2025. These loan facilities accrue interest, compounding semi-annually, at the long-term semiannual Federal rate, as established by the Internal Revenue Service, which effectively was 3.71% for the period from March 2023, when the notes were drawn.

As of June 30, 2023, the Company utilized the entirety of the available facilities, and $160,000 was payable by December 31, 2023, and $840,000 was payable by December 31, 2025. As of June 30, 2024 and December 31, 2023, the Company has repaid all of the notes payable.

Insurance Funding Borrowing

On November 19, 2023, the Company borrowed $80,800 from First Insurance Funding (a Wintrust Company) to finance its insurance policies. The total of premium, taxes and fees aggregated to $101,000, of which an initial downpayment of $20,200 was paid by Stardust Power, and the balance financed through First Insurance Funding. The loan has an annual percentage rate of 8.25%, and is payable in 10 installments through September 21, 2024.

SAFE and Convertible Notes

On June 6, 2023, the Company received $2,000,000 in cash from a single investor and funded the August 2023 SAFE note on August 15, 2023. The funds were received from an unrelated third party, through its entity which is currently being managed under the purview of an Investment Management Agreement between them and Vikasa Capital Advisors, LLC (a related party) in consideration for which Vikasa Capital Advisors, LLC is paid investment management fees.

On November 18, 2023, the Company amended the August 2023 SAFE note (the “amended August 2023 SAFE”), which introduced a discount rate of 20% to (a) the lowest price per share of preferred stock sold in the preferred stock purchase, or (b) the listing price of the Combined Company Common Stock upon consummation of a SPAC transaction or IPO. On November 18, 2023, the Company also entered into the November 2023 SAFE note for an aggregate amount of $3 million with the same investor under the same terms and conditions as the amended August 2023 SAFE note. Each of the SAFE notes converted, immediately prior to the First Effective Time, into Stardust Power Common Stock. The total amount raised from the August 2023 SAFE (as amended) and November 2023 SAFE note is $5 million.

On February 23, 2024, the Company signed the February 2024 SAFE note for an amount of $200,000. In accordance with the terms of the February 2024 SAFE note, the SAFE notes converted into shares of Stardust Power Common Stock, immediately prior to the First Effective Time on similar terms to the other SAFE notes.

The SAFE notes are classified as liabilities based on evaluating characteristics of the instruments and are presented at fair value as non-current liabilities in the Company’s unaudited condensed Consolidated Balance Sheet.

The SAFE notes provide the Company an option to call for additional preferred stock up to $25,000,000 based on the contingent event of SAFE note conversion and notice issued by the Stardust Power board of directors (the “Board”), and achievement of certain milestones, for up to 42 months following such conversion. This feature was determined to be an embedded feature and is valued as part of the liability value associated with the instrument as a whole. Additionally, the SAFE notes provides the investor certain rights upon an equity financing, change in control or dissolution as described in Note 6 of the unaudited condensed consolidated financial statements of the Company. The estimated fair value of the SAFE notes considered the timing of issuance and whether there were changes in the various scenarios since issuance. As of June 30, 2024 and December 31, 2023, the fair value of the SAFE notes is $6,367,200 and $5,212,200 respectively and is classified as a non-current liability. The SAFE notes had no interest rate or maturity date, description of dividend and participation rights. The liquidation preference of the SAFEs is junior to other outstanding indebtedness and creditor claims, on par with payments for other SAFEs and/or preferred equity, and senior to payments for other equity of the Company that is not SAFEs and/or pari preferred equity.

On March 21, 2024, the Company entered into a Financing Commitment and Equity Line of Credit Agreement with AIGD. The agreement replaced the above contingent commitment feature of the SAFE notes with granting the Company an option to drawdown up an additional $15,000,000 on terms similar to existing SAFE notes prior to the First Effective Time. On April 24, 2024, the Company amended and restated the August 2023 SAFE note and the November 2023 SAFE note. On May 1, 2024, the Company amended and restated the February 2024 SAFE note. These amendments clarify the conversion mechanism in connection with the Business Combination.

On April 24, 2024, the Company entered into a convertible equity agreement for $2,000,000 with AIGD. Further, the Company entered into separate convertible equity agreements with other individuals for a total of $100,000 in April 2024, entered into based on similar terms to the AIGD Convertible Equity Agreement. In accordance with the terms of the convertible equity agreements, immediately prior to the first Effective time, the cash received pursuant to the convertible equity agreements automatically converted into 55,889 shares of Combined Company Common Stock.

Internal Control Over Financial Reporting Matters

During the period from March 16, 2023 (inception) to December 31, 2023, the Company’s management identified material weaknesses in the implementation of the COSO 13 Framework (which establishes an effective control environment), lack of segregation of duties and management oversight, and control surrounding maintenance of adequate repository of contracts, appropriate classifications of expenses and complex financial instruments. We will design and implement measures to improve our controls over financial reporting process and to remediate these material weaknesses. Our ability to comply with the annual internal control report requirements will depend on the effectiveness of our financial reporting controls across our Company. We expect these systems and controls to involve significant expenditures and may become more complex as our business grows. To effectively manage this complexity, we will need to continue to improve our operational, financial and management controls, and our reporting systems and procedures. For more information, please refer to “Risk Factors - We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we experience additional material weaknesses or other deficiencies in the future, or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial results, which could result in loss of investor confidence and adversely impact our stock price” in our Proxy Statement/Prospectus. In light of this fact, our management, including our Chief Executive Officer and Chief Financial Officer, has performed additional analyses, reconciliations, and other post-closing procedures and concluded that, notwithstanding the material weakness in our internal control over financial reporting, the unaudited condensed consolidated financial statements for the periods covered by and included in this Report fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented in conformity with U.S. GAAP.

Cash Flow

Summary

The following table summarizes our cash flows for the periods presented:

	Six months ended June 30, 2024	Period from March 16, 2023 (inception) through June 30, 2023	Change
Net cash used in operating activities	$(2,103,926)	$(664,092)	$(1,439,834)
Net cash used in investing activities	(500,387)	(25,000)	(475,387)
Net cash provided by financing activities	1,974,455	1,565,090	409,365
Net change in cash	$(629,858)	$875,998	(1,505,856)

Cash Flows used in Operating Activities

For the six months ended June 30, 2024, net cash used in operating activities was $2.1 million, consisting of a $4.1 million net loss, adjusted for $1.7 million non-cash charge for change in fair value of SAFE notes, convertible notes, investments and stock based compensation and a $0.3 million net change in operating assets and liabilities, primarily driven by an increase of $0.3 million in accounts payable and other current liabilities which primarily represent the various costs that are expected to be incurred as we set up operations during this period, partially offset by a decrease of $0.1 million in prepaid expenses.

For the period March 16, 2023 (inception) to June 30, 2023, net cash used in operating activities was $0.7 million, consisting of a $2.0 million net loss, adjusted for $0.4 million charge for SAFE note issuance costs and $0.9 million net change in operating assets and liabilities, primarily driven by an increase of $0.9 million in accounts payable, due to related parties and other current liabilities which primarily represent the various costs that are expected to be incurred as we set up operations during this period.

Cash Flows used in Investing Activities

For the six months ended June 30, 2024, net cash used in investing activities was $0.5 million, primarily representing $0.4 million on account of pre-acquisition capital project costs related to construction of the refinery and $0.1 million investments in other long term assets. For the period March 16, 2023 (inception) to June 30, 2023, net cash used in investing activities was $0.03 million, primarily representing $0.03 million on account of pre-acquisition capital project costs related to acquisition of land.

Cash Flows from Financing Activities

For the six months ended June 30, 2024, net cash provided by financing activities was $2 million related primarily to cash received from proceeds for issuance of convertible notes $2.1 million, deposit for PIPE investment $0.08 million and SAFE Notes $0.2 million offset partially by deferred Business Combination transaction costs of $0.3 million and repayment of short-term loan and repurchase of unvested shares of $0.05 million.

Net cash provided by financing activities was $1.6 million for the period March 16, 2023 (inception) to June 30, 2023, related primarily to $2.0 million cash received from the proceeds from investor deposit received for SAFE notes offset partially by payment of SAFE notes issuance cost to related parties of $0.4 million.  Additionally, during the period, we drew down and repaid our notes payable to related parties of $1.0 million.

Operating and Capital Expenditure Requirements

The Company has not earned any revenue and has been operating at a loss since inception. The Company has an accumulated deficit and stockholders’ deficit. These conditions raise substantial doubt about its ability to continue to finance operations over the next twelve months and is dependent upon management’s plan to raise additional capital from issuance of equity or receive additional borrowings to fund the Company’s operating and investing activities over the next one year. Our intended capital requirements depends on many factors including the capital expenditures required to set up our Facility, and undertake all activities necessary to start commercial production, prices of capital equipment, and preliminary costs. In the future, it will depend on our expansion of acquiring new assets/sites to have access and potential ownership of raw material. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. If additional financing is required from outside sources, over and above what we are intending to raise currently, we may not be able to raise it on acceptable terms or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected and may not be able to continue our intended operations as a going concern.

Commitments and Contractual Obligations

We have entered into SAFE agreements in lieu of investments, with specific terms and conditions for conversion into Stardust Power Common Stock, a Letter of Intent with IGX Minerals LLC which entails a future promissory note obligation of $235,000, the PSA to purchase the site in Oklahoma with specific payment terms and an engineering agreement with Primero for $4.7M to provide a Front End Loading-3 (“FEL-3”) report. While the Company has not entered into any other binding commitments, other strategic partnerships are being evaluated which could lead to future contractual obligations.

Summary of Critical Accounting Estimates

We believe that the following accounting policies and estimates involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our unaudited condensed consolidated financial condition and results of our operations. See Note 2 to our unaudited condensed consolidated financial statements appearing elsewhere in this current report on Form 8-K for a description of our other significant accounting policies. The preparation of our unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.

Leases

At the inception of a contract, we assess whether the contract is, or contains, a lease. Our assessment is based on whether: (1) the contract involves the use of a distinct identified asset, (2) we obtain the right to substantially all the economic benefit from the use of the asset throughout the term of the contract, and (3) we have the right to direct the use of the asset.

Leases are classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: (1) the lease transfers ownership of the asset by the end of the lease term, (2) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (3) the lease term is for a major part of the remaining useful life of the asset or (4) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset, or (5) the leased asset is so specialized that the asset will have little to no value at the end of the lease term. A lease is classified as an operating lease if it does not meet any one of the above criteria.

We have elected the practical expedient to account for lease and non-lease components as a single lease component. We also elected not to record right of use assets and associated lease liabilities on the unaudited condensed consolidated balance sheet for leases that have a term, including any reasonably assured renewal terms, of 12 months or less at the lease commencement date. We recognize lease payments for these short-term leases in the unaudited condensed consolidated statement of operations on a straight-line basis over the lease term and variable lease payments in the period in which the obligation for those payments is incurred.

We have one short-term lease for office space in Oklahoma City, OK.

Deferred Transaction Costs

In accordance with ‘Codification of Staff Accounting Bulletins – Topic 5: Miscellaneous Accounting A. Expenses of Offering’ (“SAB Topic 5”), public offering related costs, including legal fees, advisory and consulting fees, are deferred until consummation/completion of the proposed public offering. The Company has deferred $2,829,196 and $1,005,109 of related costs incurred towards the proposed public offering which are presented within current assets in the condensed consolidated balance sheets as at June 30, 2024 and December 31, 2023, respectively. Upon completion of the public offering contemplated herein, these amounts have been recorded as a reduction of stockholders’ equity as an offset against the proceeds of the offering.

Income Taxes

Income taxes are recorded in accordance with ASC 740, “Income Taxes” (“ASC 740”), which provides for deferred taxes using an asset and liability approach. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We account for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, we recognize the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. We recognize any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

SAFE and Convertible Notes

We account for the SAFE and convertible notes in accordance with the guidance in ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging,” whereby it is accounted for as a liability which requires initial and subsequent measurements at fair value. This liability is subject to re-measurement at each balance sheet date until a triggering event, equity financing, change in control or dissolution occurs, and any change in fair value is recognized in the Company’s unaudited condensed consolidated statements of operations. The fair value estimate includes significant inputs not observable in market, which represents a Level 3 measurement within the fair value hierarchy. The valuation uses probabilities considering pay-offs under various scenarios as follows: (i) an equity financing where the SAFE and convertible note will convert into certain preferred stock; (ii) a change in control where the SAFE and convertible note holders will have an option to receive a portion of the cash and other assets equal to the purchase amount; and (iii) a dissolution event where the SAFE and convertible note holders will be entitled to the purchase amount subject to liquidation priority. The value of the instrument is likely to vary significantly based on the probability of each of the conversion scenarios that occurs, and management will reassess such probability at each reporting period. These probabilities will ultimately be factored into the valuation of the instrument and will require third party valuation experts to assist in the determination of this value. The changes in value of the instrument could impact the unaudited condensed consolidated financial statements materially and therefore constitute a critical estimate.

Fair Value of Common Stock

Due to the absence of an active market for our common stock, and in accordance with the American Institute of Certified Public Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation, the fair value of our common stock is estimated based on valuation carried out by third party appraisers and approved by our Board based on current available information and after exercising reasonable judgment. This estimate requires significant judgment and considers several factors, including:

●	independent third-party valuations of our common stock;
●	estimated probabilities of future liquidation scenarios;
●	projected future cash flows provided by management;
●	guideline public company information;
●	discount rates;
●	our actual operating and financial performance;
●	current business conditions and projections;
●	our stage of development;
●	U.S. and global capital markets conditions; and
●	expected volatility based on comparable public company stock performance over the time period being measured.

Probability weightings assigned to potential liquidity scenarios were based on management’s expected near-term and long-term funding requirements and assessment of the most attractive liquidation possibilities at the time of the valuation. In the most heavily weighted scenarios, the enterprise valuation was calculated using a valuation approach based on a combination of the guideline public company approach, an income approach analysis with an option pricing model and a cost approach, to determine the amount of aggregate equity value allocated to our common stock.

In all scenarios, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM accounts for the lack of marketability of shares that are not publicly traded.

Application of these approaches and methodologies involves the use of estimates, judgment and assumptions that are complex and subjective, such as those regarding our expected future revenue, expenses, operations and cash flows, discount rates, industry and economic outlook, and the probability of and timing associated with potential future events. Changes in any or all estimates and assumptions or the relationships between those assumptions impact our valuations as of each relevant valuation date and may have a material impact on the valuation of our common stock. Estimates of the fair value of the common stock are used in the measurement of stock-based compensation. Following the Business Combination, it will not be necessary to determine the fair value of our business as the Stardust Power Common Stock will be publicly traded.

Recent Accounting Pronouncements

See Note 2 to our unaudited condensed consolidated financial statements included elsewhere as an exhibit in the Report for additional details regarding recent accounting pronouncements.

Segment reporting

The Company reports segment information in the same way management internally organizes the business in assessing performance and making decisions regarding allocation of resources in accordance with ASC Topic 280, “Segment Reporting.” The Company has a single reportable operating segment which operates as a single business platform. In reaching this conclusion, management considered the definition of the Chief Operating Decision Maker (“CODM”), how the business is defined by the CODM, the nature of the information provided to the CODM, how the CODM uses such information to make operating decisions, and how resources and performance are accessed. The Company has a single, common management team and our cash flows are reported and reviewed with no distinct cash flows.

Related Party Transactions

The Company entered into a service agreement with VCP, an affiliate of Roshan Pujari, on March 16, 2023, for services associated with setting up a lithium refinery. VCP provides formation and organization structure advisory, capital market advisory, marketing advisory services and other consulting and advisory services with respect to the Company’s organization. Under the service agreement and subsequent amendments, VCP can be compensated for advisory services up to total of $1,050,000.

On March 16, 2023, the Company entered into a consulting agreement with 7636 Holdings LLC (“7636H LLC”), which was subsequently amended on April 1, 2023. The agreement primarily provides compensation for strategic, business, financial, operations and industry advisory services to the Company’s planned development of a lithium refinery operation.

For the period from March 16, 2023 (inception) to June 30, 2023, the Company incurred a total consulting expenses of $980,000 to VCP, $101,806 to 7636 Holdings LLC and $77,632 to VIKASA capital LLC. Other expenses that were incurred on behalf of the Company was $44,186, in aggregate, including $34,318 by VIKASA Capital LLC and $9,868 by VCP, respectively. During the three months ended June 30, 2023, the Company incurred a total consulting expenses of $895,000 to VCP, $90,000 to 7636 Holdings LLC and $67,281 to VIKASA capital LLC. Other expenses that were incurred on behalf of the Company was $22,406, in aggregate, including $13,818 by VIKASA Capital LLC and $8,588 by VCP, respectively. As of June 30, 2024 and December 31, 2023, no amounts were due to related parties of the Company.

During the period from March 16, 2023 (inception) through June 30, 2023, the Company entered into notes payable agreements for $1,000,000 with related parties, including $750,000 with Energy Transition Investors LLC, $160,000 with VIKASA Clean Energy I LP and $90,000 with Roshan Pujari. VIKASA Capital LLC facilitated the initial funding of the notes obtained on behalf of the related parties. The same notes were repaid during the period ended June 30, 2023.

Recent Events

See Note 12 to our unaudited condensed consolidated financial statements included elsewhere in this Report for additional details regarding subsequent events.

Stardust Power’s Risk Management Framework

Commodity Price Risk

Global commodity prices, especially for lithium hydroxide and, or lithium carbonate and other “battery metals” changes may impact the margins and produce less revenue or losses for the Company. Global lithium commodities market are still somewhat nascent and as the global supply chain changes this could impact the prices of commodities. The costs of lithium inputs could be affected as well further impacting margins and profitability. In order to address this risk, the Company is negotiating fixed price off take agreement with suppliers of raw material required. Also, we seek to enter into long-term partnerships to limit potential volatility in pricing. Additionally, in the future, we intend to enter into strategic partnerships that would create long term alignment with buyers.

While there has been significant recent softness and reduced demand in respect of EVs and a significant decrease in the price of lithium, we believe that the long-term prospects for both remain positive.

Global Demand and Product Pricing Risk

New supplies of lithium and the emergence of new refiners both here in the Unites States and globally, could impact the global supply chain and product prices. Existing companies may be seeking to increase their capacity to provide lithium products and new companies seek to bring capacity online further increasing supply. Other companies may seek to enter the market. Also, the demand for lithium may be impacted by emerging technologies and other battery chemistries that may decrease the reliance on lithium, and could result in reducing product prices. In order to address fluctuations in product price, and in lines with industry norms, the Company is intending to enter into 10-year long term sales contracts with EV manufacturers, whereby we expect to have a cap and floor pricing strategy, and both, customer and the Company, sharing the difference between actual price and cap or floor pricing. We may further limit chemistry risk by refining to lithium carbonate prior to potentially refining to lithium hydroxide so we can meet market demands for either product. We stay informed on current trends in battery chemistry to project market demand.

Insurance Risk

The nature of these risks is such that liabilities could exceed any applicable insurance policy limits or could be excluded from coverage. There are also risks against which we cannot insure or against which we may elect not to insure. The potential costs, which could be associated with any liabilities not covered by insurance or in excess of insurance coverage, or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting our future earnings and competitive position and potentially our financial viability. We may limit insurance risk by being proactive in our policies for environmental impact and climate change impact. Through strict adherence to company protocols we may limit certain types of risk. Also, we intend to work only with best-in-class providers, who are adept at assessing various risks in our line of business adequately.

Strategic Risk

Strategic risk represents the risk associated with executive management failing to develop and execute on the appropriate strategic vision which demonstrates a commitment to our culture, leverages our core competencies, appropriately responds to external factors in the marketplace, and is in the best interests of our clients, employees, and members. By working with best-in-class partners and consultants who are industry experts, as well as by leveraging the knowledge of our senior executive team, we expect to be able to limit or address strategic risk and execution risk.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks in the ordinary course of our business. Changes in these factors may cause fluctuations in our earnings and cash flows. We evaluate and manage exposure to the following risks. Failure to mitigate these risks could have a negative impact on revenue growth, gross margin and profitability.

Market Risk Framework

Market risk represents the risk of losses, or financial volatility, that may result from the change in value of our products due to fluctuations in its market price. The scope of our market risk management policies and procedures includes all market-sensitive data related to input and selling prices. We expect to be able to limit this risk by using third parties to finance acquisition of feedstock and logistics, as required. We may enter into long term arrangements for supply to limit impacts of market risk.

The Company’s different types of market risk include:

Interest Rate Risk

Interest rate risk represents the potential volatility from changes in market interest rates. We are exposed to interest rate risk arising from changes in the level and volatility of interest rates, changes in the slope of the yield curve, changes in credit spreads, and the rate of prepayments on our interest-earning assets (e.g., inventories) and our funding sources (e.g., short-term financing) which finance these assets. Project finance and loan facilities are a key component of our financing strategy. Volatility in the interest rate market could impede our plans for growth.

Liquidity Risk

Liquidity risk is the risk that we are unable to timely access necessary funding sources in order to operate our business, as well as the risk that we are unable to timely divest securities that we hold in connection with our sales and trading activities. The Company has been successful in equity financing in the past but there is no assurance that it will continue to be able to finance the Company with equity financing. The Company does not have substantial credit lines for financing the Company.

Credit Risk

Credit risk refers to the potential for loss due to the default or deterioration in credit quality of a counterparty, customer, borrower, or issuer. The nature and amount of credit risk depends on the type of transaction, the structure and duration of that transaction and the parties involved. Credit risk also results from an obligor’s failure to meet the terms of any contract with us or otherwise fail to perform as agreed. This may be reflected through issues such as settlement obligations or payment collections.

Operational Risk

The success of our plan requires us to be able to operationally deliver on the project plan and timelines as projected by management. In order to mitigate and control operational risk, we will develop policies and procedures that are designed to identify and manage operational risk at appropriate levels throughout the organization. We will also have business continuity plans in place that we believe will cover critical processes on a company-wide basis, and redundancies are built into our systems as we deem appropriate. These control mechanisms will be designed to ensure that operational policies and procedures are being followed and that our various businesses are operating within established corporate policies and limits. We are leveraging and intend to continue implementing established best practices for our industry to reduce operational risk.

Human Capital Risk

The success of our business is dependent upon the skills, expertise, industry knowledge and performance of our employees. Human capital risks represent the risks posed if we fail to attract and retain qualified individuals, particularly those having specialized technical knowledge in the exploration, extraction, and purification of brine from varying sources to produce battery grade lithium, and employees who are motivated to serve the best interests of our clients, thereby serving the best interests of our Company. Attracting and retaining employees depends, among other things, on our Company’s culture, management, work environment, geographic locations and compensation. There are risks associated with the proper recruitment, development and rewards of our employees to ensure quality performance and retention. We offer competitive compensation and benefits to retain human capital, intend to offer educational opportunities to allow advancement, and promote balance in work life conditions by offering hybrid work from home options.

Legal and Regulatory Risk

Legal and regulatory risk includes the risk of non-compliance with applicable legal and regulatory requirements and loss to our reputation we may suffer as a result of failure to comply with laws, regulations, rules, related self-regulatory organization standards and codes of conduct applicable to our business activities. We are generally subject to extensive regulation in the various jurisdictions in which we conduct our business. We are in the process of setting up procedures that are designed to ensure compliance with applicable statutory and regulatory requirements, such as public company reporting obligations, regulatory net capital requirements, sales practices, potential conflicts of interest, anti-money laundering, privacy and recordkeeping. We will also establish procedures that are designed to require that our policies relating to ethics and business conduct are followed.

Market Risk Exposure

Interest Rate Risk

As of June 30, 2024, the Company did not have any significant risk for changes in interest rates.

Credit Risk

We are subject to credit risk with respect to our cash balances for those amounts in excess of the FDIC insured amount of $250,000. The Company has only one financial banking institution.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations, other than its impact on the general economy. However, we are currently operating in a more volatile inflationary environment due to macroeconomic conditions and have limited data and experience doing so in our history, particularly as we continue to invest in growth in our business. The principal inflationary factor affecting our business is higher costs. Our inability or failure to address challenges relating to inflation could harm our business, financial condition, and results of operations.